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Exhibit 99.1

Financial Update by CFO

August 23, 2001

    Overall, the business scenario for Ultratech Stepper remains essentially unchanged from management's comments last month in the 2Q01 earnings teleconference. The Company remains focused on executing previously announced plans to control expenses. In addition, during the last month, the Company re-prioritized engineering efforts to align key R&D projects to match desired product positionings for when the business cycle turns positive again. From a market perspective, Ultratech Stepper is seeing increased pockets of strength in optical networking and micromachining applications, but the Company does not have the visibility at this time to know how this translates into increased orders.

Safe Harbor Statement

    The statements contained herein are considered forward-looking statements that involve numerous risks and uncertainties, including a high degree of non-linearity of the Company's system shipments and system acceptances. Due to the high average selling prices of the Company's systems, the loss of even a single planned revenue event would materially adversely impact the Company's results of operations. Additional risks and uncertainties include cyclicality in the semiconductor and microsystems markets, delays, deferrals and cancellations of orders by customers, pricing pressures, competition, lengthy sales cycles for the Company's systems, ability to volume produce systems and meet customer requirements, the mix of products sold, dependence on new product introductions and commercial success of any new products, integration and development of the Verdant operation, manufacturing inefficiencies and absorption levels, risks associated with introducing new technologies, inventory obsolescence, economic and political conditions in Asia, delays in collecting accounts receivable, extended payment terms, changes in technologies and the effects of the California power shortage. Such risks and uncertainties are described in the Company's SEC reports including the Company's Annual Report on Form 10-K filed as of December 31, 2000 and form 10-Q filed as of June 30, 2001.

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   Exhibit 99.1 Financial Update by CFO